Exhibit 99.1

Galena Biopharma Announces Proposed Public Offering of Common Stock and Warrants

San Ramon, California, February 7, 2017— Galena Biopharma, Inc. (NASDAQ: GALE), a biopharmaceutical company developing hematology and oncology therapeutics that address unmet medical needs, today announced it has commenced an underwritten public offering, subject to market and other conditions, to issue and sell shares of its common stock and warrants to purchase shares of its common stock. There can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

Canaccord Genuity is acting as sole book-running manager for the offering.

The shares of common stock and warrants to purchase shares of common stock described above are being offered pursuant to a shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission (SEC). A preliminary prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available for free on the SEC’s website at www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to the offering may also be obtained, when available, from Canaccord Genuity Inc., Attention: Equity Syndicate Department, 99 High Street, 12th Floor, Boston, Massachusetts 02110, by telephone at (617) 371-3900, or by email at prospectus@canaccordgenuity.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of Galena’s securities. No offer, solicitation or sale will be made in any state or other jurisdiction in which such offering, solicitation or sale would be unlawful.

About Galena Biopharma

Galena Biopharma, Inc. is a biopharmaceutical company developing hematology and oncology therapeutics that address unmet medical needs. Galena’s pipeline consists of multiple mid-to-late-stage clinical assets led by its hematology asset, GALE-401, and its novel cancer immunotherapy programs including NeuVax™ (nelipepimut-S) and GALE-301/GALE-302. For more information, visit www.galenabiopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the expectations regarding the timing of the proposed public offering. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those identified under “Risk Factors” in Galena’s Annual Report on Form 10-K for the year ended December 31, 2015, most recent Quarterly Reports on Form 10-Q and current reports on Form 8-K, and in the prospectus supplement to the registration statement related to the proposed offering filed with the SEC. Actual results may differ materially from those contemplated by these forward-looking statements. Galena does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this press release.

NeuVax is a trademark of Galena Biopharma, Inc.

Contact:

Remy Bernarda
SVP, Investor Relations & Corporate Communications
(925) 498-7709
ir@galenabiopharma.com

Source: Galena Biopharma, Inc.